Pricing Supplement No. U4562

To the Underlying Supplement dated April 19, 2018,

Product Supplement No. I-B dated June 30, 2017,

Product Supplement No. I–C dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 January 31, 2020
Financial Products
$611,000 Contingent Coupon Callable Yield Notes due February 5, 2024 Linked to the Performance of the Lowest Performing of Three Underlyings
•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.

•	If these securities have not been previously redeemed at our option and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $6.25 (equivalent to approximately 7.50% per annum) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	We may redeem the securities, in whole but not in part, on any Early Redemption Date. No further payments will be made following an Early Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if a Knock-In Event has occurred.

•	Senior unsecured obligations of Credit Suisse maturing February 5, 2024. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on January 31, 2020 (the “Trade Date”), and the securities are expected to settle on February 5, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$37.50	$962.50
Total	$611,000	$22,912.50	$588,087.50

(1) Certain fiduciary accounts may pay a purchase price of at least $962.50 per $1,000 principal amount of securities.

(2) Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $37.50 per $1,000 principal amount of securities. The placement agent will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $953 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

InCapital LLC

January 31, 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level and Coupon Barrier Level:
Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level
Nasdaq-100 Index	NDX <Index>	8991.512	5394.9072 (60% of Initial Level)	5394.9072 (60% of Initial Level)
SPDR® S&P® Biotech ETF	XBI UP <Equity>	$89.12	$53.472 (60% of Initial Level)	$53.472 (60% of Initial Level)
SPDR® S&P® Regional Banking ETF	KRE UP <Equity>	$54.19	$32.514 (60% of Initial Level)	$32.514 (60% of Initial Level)

Contingent Coupons:	If these securities have not been previously redeemed at our option and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $6.25 (equivalent to approximately 7.50% per annum) per $1,000 principal amount of securities. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Early Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Early Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Redemption Amount:

If these securities have not been previously redeemed at our option, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount will be determined as follows:

•     If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.

•     If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Security Performance Factor. In this case, the Redemption Amount will be less than $600 per $1,000 principal amount of securities. You could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Early Redemption:	The Issuer may redeem the securities in whole, but not in part, on any Early Redemption Date set forth in the table below, upon notice to the trustee on or before the immediately preceding Observation Date for $1,000 for each $1,000 principal amount of the securities (the “Early Redemption Amount”), together with the contingent coupon, if any, payable on that Early Redemption Date. No further payments will be made following an Early Redemption. Payment will be made with respect to such Early Redemption on the relevant Early Redemption Date. If any Early Redemption Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Security Performance Factor:	The Security Performance Factor is expressed as a percentage and is equal to the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, an amount calculated as follows: Final Level - Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	January 31, 2024, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	February 5, 2024, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22551NLV6
Key Dates:

Each Observation Date, Early Redemption Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” The Early Redemption Amount will not be adjusted in respect of any postponement of an Early Redemption Date and no interest or other payment will be payable hereon because of any such postponement of an Early Redemption Date.

Observation Dates	Early Redemption Dates	Contingent Coupon Payment Dates
March 2, 2020		March 5, 2020
April 1, 2020		April 6, 2020
April 30, 2020		May 5, 2020
June 2, 2020		June 5, 2020
June 30, 2020		July 6, 2020
July 31, 2020		August 5, 2020
September 2, 2020		September 8, 2020
September 30, 2020		October 5, 2020
November 2, 2020		November 5, 2020
December 2, 2020		December 7, 2020
December 30, 2020		January 5, 2021
February 2, 2021	February 5, 2021	February 5, 2021
March 2, 2021	March 5, 2021	March 5, 2021
March 30, 2021	April 5, 2021	April 5, 2021
April 30, 2021	May 5, 2021	May 5, 2021
June 2, 2021	June 7, 2021	June 7, 2021
June 30, 2021	July 6, 2021	July 6, 2021
August 2, 2021	August 5, 2021	August 5, 2021
September 1, 2021	September 7, 2021	September 7, 2021
September 30, 2021	October 5, 2021	October 5, 2021
November 2, 2021	November 5, 2021	November 5, 2021
December 1, 2021	December 6, 2021	December 6, 2021
December 31, 2021	January 5, 2022	January 5, 2022
February 2, 2022	February 7, 2022	February 7, 2022
March 2, 2022	March 7, 2022	March 7, 2022
March 31, 2022	April 5, 2022	April 5, 2022
May 2, 2022	May 5, 2022	May 5, 2022
June 1, 2022	June 6, 2022	June 6, 2022
June 29, 2022	July 5, 2022	July 5, 2022

August 2, 2022	August 5, 2022	August 5, 2022
August 31, 2022	September 6, 2022	September 6, 2022
September 30, 2022	October 5, 2022	October 5, 2022
November 2, 2022	November 7, 2022	November 7, 2022
November 30, 2022	December 5, 2022	December 5, 2022
December 30, 2022	January 5, 2023	January 5, 2023
February 1, 2023	February 6, 2023	February 6, 2023
March 1, 2023	March 6, 2023	March 6, 2023
March 31, 2023	April 5, 2023	April 5, 2023
May 2, 2023	May 5, 2023	May 5, 2023
May 31, 2023	June 5, 2023	June 5, 2023
June 29, 2023	July 5, 2023	July 5, 2023
August 2, 2023	August 7, 2023	August 7, 2023
August 30, 2023	September 5, 2023	September 5, 2023
October 2, 2023	October 5, 2023	October 5, 2023
November 1, 2023	November 6, 2023	November 6, 2023
November 30, 2023	December 5, 2023	December 5, 2023
January 2, 2024	January 5, 2024	January 5, 2024
Valuation Date		Maturity Date

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplements dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018:

https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I–B dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and corresponding Security Performance Factors and, in the case of Table 2, total contingent coupons payable over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $6.25 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date, (ii) the securities are not redeemed prior to maturity, (iii) the term of the securities is exactly four years and three months and (iv) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying. The actual contingent coupon amount and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities, if any, will depend on the number of Coupon Barrier Events that have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
-10%	-10%	$1,000
-20%	-20%	$1,000
-30%	-30%	$1,000
-40%	-40%	$1,000
-41%	-41%	$590	(See Table 2 below)
-50%	-50%	$500
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

TABLE 2: The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$300
A Coupon Barrier Event occurs on 1 Observation Date	$293.75
A Coupon Barrier Event occurs on 2 Observation Dates	$287.50
A Coupon Barrier Event occurs on 3 Observation Dates	$281.25
A Coupon Barrier Event occurs on 4 Observation Dates	$275
A Coupon Barrier Event occurs on 5 Observation Dates	$268.75
A Coupon Barrier Event occurs on 6 Observation Dates	$262.50
A Coupon Barrier Event occurs on 7 Observation Dates	$256.25
A Coupon Barrier Event occurs on 8 Observation Dates	$250
A Coupon Barrier Event occurs on 9 Observation Dates	$243.75
A Coupon Barrier Event occurs on 10 Observation Dates	$237.50
A Coupon Barrier Event occurs on 11 Observation Dates	$231.25
A Coupon Barrier Event occurs on 12 Observation Dates	$225
A Coupon Barrier Event occurs on 13 Observation Dates	$218.75
A Coupon Barrier Event occurs on 14 Observation Dates	$212.50
A Coupon Barrier Event occurs on 15 Observation Dates	$206.25
A Coupon Barrier Event occurs on 16 Observation Dates	$200
A Coupon Barrier Event occurs on 17 Observation Dates	$193.75
A Coupon Barrier Event occurs on 18 Observation Dates	$187.50
A Coupon Barrier Event occurs on 19 Observation Dates	$181.25
A Coupon Barrier Event occurs on 20 Observation Dates	$175
A Coupon Barrier Event occurs on 21 Observation Dates	$168.75
A Coupon Barrier Event occurs on 22 Observation Dates	$162.50
A Coupon Barrier Event occurs on 23 Observation Dates	$156.25
A Coupon Barrier Event occurs on 24 Observation Dates	$150
A Coupon Barrier Event occurs on 25 Observation Dates	$143.75
A Coupon Barrier Event occurs on 26 Observation Dates	$137.50
A Coupon Barrier Event occurs on 27 Observation Dates	$131.25
A Coupon Barrier Event occurs on 28 Observation Dates	$125
A Coupon Barrier Event occurs on 29 Observation Dates	$118.75
A Coupon Barrier Event occurs on 30 Observation Dates	$112.50
A Coupon Barrier Event occurs on 31 Observation Dates	$106.25
A Coupon Barrier Event occurs on 32 Observation Dates	$100
A Coupon Barrier Event occurs on 33 Observation Dates	$93.75
A Coupon Barrier Event occurs on 34 Observation Dates	$87.50
A Coupon Barrier Event occurs on 35 Observation Dates	$81.25
A Coupon Barrier Event occurs on 36 Observation Dates	$75
A Coupon Barrier Event occurs on 37 Observation Dates	$68.75
A Coupon Barrier Event occurs on 38 Observation Dates	$62.50
A Coupon Barrier Event occurs on 39 Observation Dates	$56.25
A Coupon Barrier Event occurs on 40 Observation Dates	$50
A Coupon Barrier Event occurs on 41 Observation Dates	$43.75
A Coupon Barrier Event occurs on 42 Observation Dates	$37.50
A Coupon Barrier Event occurs on 43 Observation Dates	$31.25
A Coupon Barrier Event occurs on 44 Observation Dates	$25
A Coupon Barrier Event occurs on 45 Observation Dates	$18.75
A Coupon Barrier Event occurs on 46 Observation Dates	$12.50
A Coupon Barrier Event occurs on 47 Observation Dates	$6.25
A Coupon Barrier Event occurs on 48 Observation Dates	$0

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons payable on the securities.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: A Knock-In Event has occurred.

Underlying	Final Level
NDX	110% of Initial Level
XBI	45% of Initial Level
KRE	85% of Initial Level

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred. XBI is the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying = the lesser of (i) zero and (ii) -55% = -55%

Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.45 = $450

Even though the Final Level of an Underlying is greater than its Initial Level, you will not participate in such appreciation of such Underlying and you will be exposed to the depreciation in the Lowest Performing Underlying.

Example 2: A Knock-In Event has not occurred.

Underlying	Final Level
NDX	110% of Initial Level
XBI	105% of Initial Level
KRE	110% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

Example 3: A Knock-In Event has not occurred.

Underlying	Final Level
NDX	85% of Initial Level
XBI	80% of Initial Level
KRE	90% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY— If the securities are not redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS— Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY— The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Early Redemption.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS— Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE CLOSING LEVELS OF THE UNDERLYINGS ON THE SPECIFIED OBSERVATION DATES— Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing levels of the Underlyings on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing levels of the Underlyings on a specific Observation Date, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level of such Underlying was higher on other days during the relevant period.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS— “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its (i) Coupon Barrier Level on any Observation Date or (ii) Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK— Market events could affect our decision to redeem the securities. For example, it is more likely that Credit Suisse will redeem the securities prior to the Maturity Date at a time when Credit Suisse believes it will be likely to pay contingent coupons over the term of the securities and could issue a comparable debt security with a lower contingent coupon. If we redeem the securities prior to maturity, you may not be able to invest in other securities with a similar level of risk that offer the same contingent coupon as the securities.

•	AN EARLY REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES— The securities are subject to a potential Early Redemption on any Early Redemption Date, upon notice to the trustee on or before the immediately preceding Observation Date. If the securities are redeemed prior to the Maturity Date, you will receive a cash payment equal to the principal amount of your securities and the contingent coupon payable, if any, on that Early Redemption Date, and no further payments will be made with respect to the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the date of Early Redemption to the scheduled Maturity Date.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS— The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) the Final Level of at least one of the Underlyings will be less than its Knock-In Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	FOREIGN COMPANY RISK — Some of the assets included in the Nasdaq-100 Index are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index, and therefore the performance of the Underlying and the value of the securities.

•	THERE ARE RISKS ASSOCIATED WITH THE SPDR® S&P® BIOTECH ETF AND THE SPDR® S&P® REGIONAL BANKING ETF — Although shares of the SPDR® S&P® Biotech ETF (each a “Reference Fund” and together the “Reference Funds”) are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Funds or that there will be liquidity in the trading market. Each Reference Fund is subject to management risk, which is the risk that a Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Reference Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Reference Fund. Any of these actions could adversely affect the price of the shares of each Reference Fund and consequently the value of the securities. For additional information on the Reference Funds, see “The Underlyings— The SPDR® S&P® Biotech ETF and SPDR® S&P® REGIONAL BANKING ETF” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Reference Fund will generally invest in all of the equity securities included in the index tracked by such Reference Fund

(each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Reference Fund’s investment advisor may choose to overweight another stock in such Reference Fund’s Tracked Index, purchase securities not included in such Reference Fund’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of such Reference Fund’s Tracked Index. Finally, because the shares of each Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Reference Fund may differ from the net asset value per share of such Reference Fund.

During periods of market volatility, securities held by each Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Reference Fund and the liquidity of such Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Fund. As a result, under these circumstances, the market value of shares of each Reference Fund may vary substantially from the net asset value per share of such Reference Fund. For these reasons, the performance of each Reference Fund may not correlate with the performance of its Tracked Index. For additional information on each Reference Fund, see “The Underlyings— The SPDR® S&P® Biotech ETF and SPDR® S&P® Regional Banking ETF”” herein.

•	THE STOCKS INCLUDED IN THE REFERENCE FUNDS ARE CONCENTRATED IN ONE PARTICULAR SECTOR — All of the stocks included in the Reference Funds are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Reference Funds are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Reference Funds, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the Reference Funds, see “The Underlyings” herein.

•	HEDGING AND TRADING ACTIVITY— We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Funds or instruments related to the Underlyings. We or our affiliates may also trade in the Reference Funds or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC— The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES— The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES— If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION— As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industries tracked by the Reference Funds;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS— Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Funds or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Reference Funds or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS— As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Funds or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Funds. However, an adjustment will not be required in response to all events that could affect the Reference Funds. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	The U.S. federal tax consequences of an investment in the SECURITIES are unclear – There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Nasdaq-100 Index

For additional information on the Nasdaq-100 Index, see “The Reference Indices—The NASDAQ-100 Index” in the accompanying underlying supplement.

The SPDR® S&P® Biotech ETF

We have derived all information contained herein regarding the SPDR® S&P® Biotech ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Biotech ETF and acts as investment advisor to the SPDR® S&P® Biotech ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Biotech ETF.

The SPDR® S&P® Biotech ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Biotechnology Select Industry Index. The S&P® Biotechnology Select Industry Index represents the biotechnology segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Biotech ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Biotech ETF are listed on the NYSE Arca under ticker symbol “XBI.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

The SPDR® S&P® Regional Banking ETF

We have derived all information contained herein regarding the SPDR® S&P® Regional Banking ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Regional Banking ETF and acts as investment advisor to the SPDR® S&P® Regional Banking ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Regional Banking ETF.

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund that seeks to track the performance of the S&P Regional Banks Select Industry Index, which represents the regional banks segment of the S&P Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Regional Banking ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Regional Banking ETF are listed on the NYSE Arca under ticker symbol “KRE.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2015 through January 31, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Nasdaq-100 Index, the SPDR® S&P® Biotech ETF and the SPDR® S&P® Regional Banking ETF, see “The Underlyings” herein.

The closing level of the Nasdaq-100 Index on January 31, 2020 was 8991.512.

The closing level of the SPDR® S&P® Biotech ETF on January 31, 2020 was $89.12.

The closing level of the SPDR® S&P® Regional Banking ETF on January 31, 2020 was $54.19.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA.  You should review the section entitled “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distributor accession confirmation with Incapital LLC dated March 23, 2012, Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $37.50 per $1,000 principal amount of the securities. The placement agent will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated January 21, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 21, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated January 21, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 21, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse